EXHIBIT 99.1

New World Restaurant Group

Script — 2005 4th Quarter and Year-End Financial Results Conference Call

2:30 p.m. Mountain Time on Monday, February 27, 2006.

(Rick) Good afternoon and welcome to our 2005 4th quarter and year-end financial results conference call.  I’m Rick Dutkiewicz, chief financial officer, and with me today is Paul Murphy, president and chief executive officer.

Certain statements during this conference call will constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the private securities litigation reform act of 1995.  The words “forecast,” “estimate,” “plan,” “anticipate” “project,” “intend,” “expect,” “should,” “would,” “believe,” and similar expressions and all statements that are not historical facts, are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by forward-looking statements.  For more details, please refer to our news release issued on February 23rd and to the Risk Factors in our SEC filings, including our upcoming Form 10-K that will be filed in the next couple of weeks. In addition, we will not be providing specific guidance as to future results or trends.

By now you’ve had plenty of time to digest our financial results, so I’m going to just touch briefly on some of the key points.  Keep in mind as I go through the numbers that in fiscal 2005 we had an extra week of operations — a 53-week year instead of the usual 52-week year.  In addition to impacting revenue and expense, this extended period had a significant affect on our year-end cash balance and the important cash-flow-from-operations measure.  While the cash and cash flow balances in our financial statements are technically accurate, they do not spell out the fact that our 2005 year stretched three days into 2006, requiring us to make an additional $10.4 million cash interest payment on our debt.  I will get in to more specifics on this in a moment.

I’d also like to draw your attention to the reconciliation tables and the qualifier language for our adjusted EBITDA in the news release.  As you know, adjusted EBITDA is a non-GAAP measure for companies that issue debt and we believe it is very useful for investors in evaluating our financial strength. We present adjusted EBITDA because it relates to a covenant contained in each of our loan agreements which are material to us and our financial condition and liquidity. It is certainly an important piece of the puzzle and we encourage you to revisit that portion of the news release.

First, let’s start with our highlights for Q4:

•                  Q4 revenue increased 6.8% to $103.9 million

•                  This increase was driven by 3.9% growth in comparable store sales.

•                  Average check size increased 3.8% while transactions grew by one-tenth of a percent

•                  Gross profit in Q4 advanced 19% to $21.5 million, reflecting improved margins at company-owned retail stores, which resulted from incremental sales growth and food cost modeling programs we employ.

•                  Total operating expenses in the quarter increased 10.2% to $16.1 million.

•                  The primary driver was G&A expense, which increased 23% to $9.2 million primarily due to growth in performance-driven compensation stemming from our improved results.

•                  Depreciation and amortization expense in Q4 declined by $233,000 due to full depreciation of certain assets.

•                  Income from operations increased 56.8% to $5.4 million in the fourth quarter — a full $2.0 million improvement from the same quarter last year.

•                  As you know, cash flow from operations is a key financial metric that we use to measure our performance and progress.  Beginning in the fourth quarter of 2003 and extending eight consecutive quarters through the third quarter of 2005, New World demonstrated improved cash flow from operations.

•                  Technically, in the fourth quarter of 2005 the Company consumed $686,000 in cash.  However, as I mentioned in my opening remarks, that figure was the result of the January 2006 semi-annual interest payment — our third in the fiscal year for a total of $31.2 million versus what is normally only two annual interest payments totaling $20.8 million.

•                  Adjusted EBITDA in the fourth quarter increased 10.6% to $12.3 million, or 11.9% of revenue, versus $11.2 million, or 11.5% of revenue, in the fourth quarter a year ago

•                  On the bottom line we again narrowed our net loss for the quarter, this time by 65.6% to $723,000, or 7 cents per share, versus $2.1 million, or 21 cents per share, in Q4 a year ago.

Turning to results for the full fiscal year ended January 3, 2006:

•                  Revenue increased 4.1% to $389.1 million.

•                  Fueled by a 5.4% increase in average check amount, retail comparable store sales increased 5.2% for the year.  We experienced a slight decrease in transactions of just two-tenths of one percent.

•                  Gross profit increased 9.7% to $73.7 million for the year due primarily to a 12.5% margin growth in company-operated retail locations.

•                  Total operating expenses increased 4.2% to $64.3 million in 2005.  G&A again was the driver, increasing $3.3 million, primarily as the result of incentive compensation tied to our improving performance throughout the year.

•                  We also had a $1.2 million increase in impairment charges related to Chesapeake trademarks, company-owned stores and exit costs.

•                  These increases were partially offset by declines in the categories of depreciation and amortization (a portion of our asset base became fully depreciated in the quarter) and loss on sale, disposal or abandonment of assets.

•                  Income from operations increased 71.6% to $9.4 million.

•                  As I’ve mentioned before, cash flow from operations was impacted to the tune of $10.4 million due to the fact that we squeezed an extra cash interest payment into the year.  That extra $10.4 million payment resulted in our reporting cash generated from operations of $2.1 million versus $11.1 million in 2004.

•                  Adjusted EBITDA increased 6.3% to $39.0 million, or 10.0% of revenue, versus $36.7 million, or 9.8% of revenue, in 2004.

•                  For the year we reported a net loss of $14.0 million, a 19.5% reduction from the prior year and our second consecutive year of significant improvement.

•                  Our improved operating results enabled us to reduce our working capital deficit by a pretty significant 37%, or $6.9 million.  Cash and restricted cash at year-end was $1.6 million and $3.2 million, respectively.  Once again, the decline in cash from the prior year-end balances is explained by the additional $10.4 million interest payment in the year.

That’s a quick synopsis of our results.  For those of you who would like to get more in-depth with the numbers, I will be available to answer your questions during the Q&A session following Paul’s remarks.  I’ll now turn the call over to Paul.

(Paul) Thank you, Rick. I’d like to make a quick comment on the timing of our conference call, which comes four days after we released our numbers.  Typically, we would like our conference call to more closely follow the news release.  But as it happened, February 23rd was also the date of a presentation Rick and I made at the Wachovia Securities 2006 Consumer Growth Conference in Florida.  The three-day conference was an excellent opportunity to meet face-to-face with investors and listen to presentations by executives from many other leading players in our industry group.  It also gave us an opportunity to strengthen some existing relationships and develop some new relationships that we think will prove valuable over time.  The conference also gave us a good feel for what investors are looking for in our sector and how we stack up.  All in all, it was a very worthwhile trip.  We are proud of what we are achieving at New World, and as our results continue to improve, we intend to be more active in the area of investor conferences. Please refer to the webcast which you can access through our website at www.nwrgi.com.

2005 was a very successful year for New World Restaurant Group — a year of progress on many operational fronts and achievement of numerous key financial milestones.  It’s the kind of year we envisioned when the new management team come together late in 2003.  At that time there was certainly no shortage of challenges, but neither was there a shortage of potential that we believed could be transformed into performance given the necessary time and resources.  The potential we saw was comprised of great brands and great products, strong national and regional footprints, loyal customers and a superior workforce that understood the concept of excellent customer service and continuous improvement.

Over the past two and a half years we — and thousands of employees — have put their heart and soul into this company and we are delighted that our combined efforts are now yielding the kind of results that we can all be proud of — and that hopefully our shareholders can benefit from over the long haul in the form of improved shareholder value.

A few key operational highlights of 2005 include:

•                  Improvements in restaurant operations, customer service, and a focus on suggestive selling, all measured through our secret shopper program.

•                  Improvements in overall store appearance and the support of advertising campaigns have led to a positive customer response to our programs to enhance the experience in our company-owned restaurants.

•                  $10.3 million in cash invested for new property and equipment, including new stores and store equipment, remodeling activities, manufacturing operations and other initiatives.

•                  Exited less promising markets to focus on core markets and high performing franchisees that will enable us to build stronger brand awareness, more consistent performance and increased customer loyalty.

•                  Continued with plans to exit the Chesapeake business completely in 2006 while strengthening and revitalizing the Manhattan Bagel brand, which continues to generate positive comparable store sales, and represents the majority of our franchise operations.

•                  In June of 2005, we were fortunate to have Jim Hood elected to our board of directors.  Jim brings an extensive background in strategic marketing and general management to the New World board.  For nearly 20 years Jim held a wide range of management positions within Young & Rubicam, working with clients such as Sears, Merrill Lynch, Kraft Foods, RadioShack, Siemens, Verizon among others.  Jim also worked on Wall Street for several years, serving as Chief Marketing officer for both Lehman Brothers and First Boston.  Jim received his M.B.A. from Harvard Business School with an emphasis in Marketing and Finance, and a B.A. degree in Psychology and Economics from Cornell University.

•                  In January of this year we strengthened our management team with the addition of Daniel Dominguez as chief operating officer.  A 30-year veteran of the restaurant industry with deep senior executive experience, Dan has 10 years of service with our brands, including assignments as senior VP for Noah’s Bagels and director of operations for Einstein Bros.  Dan is a passionate leader and a valuable addition to our team.  We are looking forward to his contribution going forward.

Building on what Rick reported, we achieved virtually every key financial performance milestone we targeted at the beginning of the year:

•                  Revenue, gross profit, operating income, cash flow from operations and adjusted EBITDA all were strong.

•                  Our net loss was significantly reduced for the second straight year.

•                  We achieved comparable store sales growth in 12 consecutive months of 2005.  Commencing in November 2004, we have now achieved 15 consecutive months of comparable store sales growth.

•                  The percentage of stores with comparable store sales growth has grown from 21% in January 2004 to approximately 83% in January 2006.

•                  More recently we announced our intention to redeem $160 million in 13% senior secured notes due in 2008, retire our $15 million revolving credit facility and refinance that debt with $170 million in new term loans and a $15 million revolver at more favorable interest rates and a more balanced repayment schedule that includes a prepayment feature.  The transaction, which we anticipate will close this week, is designed to lower capital costs, strengthen the Company’s balance sheet and improve after-tax cash flow by $5.34 million per year.  This is a very important event for New World and would not have been possible without the steadily improved performance over the past two years.

As of January 3, 2006, New World Restaurant Group’s retail system consisted of 626 locations, including 435 company-owned, 121 franchise, and 70 licensed locations in 34 states and D.C.  Our flagship, national brand — Einstein Bros. Bagels — currently dominates our revenue stream, but strong regional brands Noah’s New York Bagels and Manhattan Bagel are up and coming and expected to be a continuing part of our growth.  We are focused on improving store operations with all our brands and on increasing restaurant sales across the board.  We are fostering a system-wide culture of continuous improvement combined on the financial side with a lean, disciplined operating philosophy that does not sacrifice the quality of our store environments, our menu items or our customer service.

With a solid foundation and positive performance trends, we are optimistic for 2006 and beyond.  Conveniently enough for us, our optimism is supported by recent industry trends that favor New World’s quick casual restaurant theme.  According to a 2005 industry report by the National Restaurant Association and Deloitte, quick service sales growth, fueled by a stable economy and growing customer demand for value and convenience, is outpacing full service restaurants.  This trend plays right into our sweet spot.  Now it is up to us capitalize on it.  We believe we are positioned to do just that, and we will continue to execute our growth strategy with passion and commitment.

Again, we thank you for joining us today.  Operator, you may now open the call to questions.

The following questions were presented regarding various topics:

•                  Regarding the fourth quarter of fiscal 2005’s comparable store sales: Comparable store sales for the 14 week period were measured against a comparable 14 week period in fiscal 2004.

•                  Status of the Einstein Bros. Café conversion program: We have taken some of the best elements from the Café into our Einstein Bros. Bagel restaurants. We have maintained the nomenclature of the Einstein Bros. brand because we have seen a strong resurgence in the brand over the last two years. We are taking proven elements out of the Café from consumer response and bringing it into our Einstein Bros. Bagel restaurants through our remodeling activities. Strategically, we have re-focused on the Einstein Bros. Bagel brand based on the continued strength and continuing growth and worked in the Café elements that consumers liked. We are seeing improvements in the Einstein Bros. Bagel brand and the capital is less than converting to the Café. Our challenge (considering that the genesis of the brand was series of regional players without a common footprint or common trade dress) is to carefully look at the critical elements of our restaurants, guests and associates’ experience.  We will look at those locations that better align themselves to physical plan change versus those that need trade dress. We will do what is necessary to enhance our guest experience, increase speed of service, and maintain a common theme in our Einstein Bros. brand without losing the neighborhood feel.

•                  Regarding capital expenditure covenants under our new financing arrangement: Our capital expenditures are limited at $20 million on the low end and increase to $25 million in the latter years of the agreement. The limits should provide more than sufficient cushion based on our current plans to build 10 new restaurants next year at an average capital cost of $400,000 per build-out. The improved performance gives us the opportunity to de-lever with modest principal reductions in the first two years and the excess cash will be used to accelerate EBITDA. We are still working on a plan that is executable considering market to market rationale but it is too premature to give guidance.